As filed with the Securities and Exchange Commission on September 22, 2005
Registration No. 333-127965

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WEST CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	47-0777362
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
11808 Miracle Hills Drive, Omaha, Nebraska 68154
(402) 963-1200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Thomas B. Barker
Chief Executive Officer
11808 Miracle Hills Drive, Omaha, Nebraska 68154
(402) 963-1200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Frederick C. Lowinger, Esq. Paul L. Choi, Esq. Sidley Austin Brown & Wood LLP Bank One Plaza 10 South Dearborn Street Chicago, IL 60603 (312) 853-7000	Christopher D. Lueking, Esq. Latham & Watkins LLP Sears Tower, Suite 5800 233 South Wacker Drive Chicago, IL 60606 (312) 876-7700	Andrew D. Soussloff, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000

     Approximate date of commencement of proposed sale to the public: At such time or times as may be determined by the registrant or the selling stockholders after this registration statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum
Title of Each Class of	Amount to be	Maximum Offering	Aggregate	Amount of
Securities to be Registered	Registered	Price Per Unit	Offering Price	Registration Fee

Convertible Senior Notes and Common Stock (par value $0.01 per share) underlying the Convertible Senior Notes(1)	$150,000,000	100%	$150,000,000	$17,655

Common Stock (par value $0.01 per share) of West Corporation to be offered by Gary L. West and Mary E. West	13,000,000 shares	$39.52(2)	$513,760,000(2)	$60,470

Total	—	—	—	$78,125

(1)	Includes up to an estimated 3,600,000 shares of common stock which may be issuable upon conversion of the convertible senior notes. Pursuant to Rule 416 under the Securities Act, also includes such indeterminate number of shares of common stock as may be issuable from time to time upon conversion of the convertible senior notes as a result of stock splits, stock dividends and similar anti-dilution adjustments. No additional consideration will be received for the common stock, and therefore no registration fee is required pursuant to Rule 457(i) of the Securities Act.

(2)	This fee has been previously paid. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of shares of the common stock of the registrant as reported on the Nasdaq National Market on August 26, 2005.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8 (a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor any selling stockholder may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor any selling stockholder are soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION. DATED SEPTEMBER 22, 2005.
PROSPECTUS
West Corporation
$150,000,000 Convertible Senior Notes and Common Stock
13,000,000 Shares of Common Stock Offered by Selling Stockholders
        We may use this prospectus to offer and sell from time to time up to $150,000,000 aggregate principal amount of our convertible senior notes and common stock issuable upon conversion of the convertible senior notes. We expect to satisfy our obligations upon any conversion of the convertible senior notes on a net share settlement basis as described in this prospectus. After taking into account the convertible senior note hedge transactions described in this prospectus, we do not expect any conversion of the convertible senior notes to result in an increase in the number of shares of common stock issued and outstanding.
      Gary L. West and Mary E. West (the “selling stockholders”), who are the founders of West Corporation and the Chairman of our Board of Directors and Vice Chair of our Board of Directors and our Secretary, respectively, may also use this prospectus to offer and sell an aggregate of up to 13,000,000 shares of our common stock. Up to 10,000,000 shares of common stock may be sold by them from time to time pursuant to one or more underwritten offerings and up to 3,000,000 shares of our common stock may be sold by them from time to time pursuant to the call option described in this prospectus. West Corporation will not receive any proceeds from the sale of the shares being sold by the selling stockholders.
      We will provide the specific terms of the particular securities issued under this prospectus in a prospectus supplement for each offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.
      Our common stock is quoted on the Nasdaq National Market under the symbol “WSTC.”
      Investing in the securities that we or the selling stockholders may offer involves risks. See “Forward-Looking Statements” on page ii. Additional risks associated with an investment in the securities will be disclosed in the applicable prospectus supplement.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                           , 2005.

      You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. We and the selling stockholders are not, and any underwriters and dealers are not, making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.

i

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that West Corporation filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may offer and sell from time to time up to $150,000,000 aggregate principal amount of convertible senior notes in one or more offerings. We may also issue common stock upon any conversion of the convertible senior notes. In addition, Gary L. West and Mary E. West may from time to time offer and sell up to 10,000,000 shares of our common stock in one or more underwritten offerings and offer and sell from time to time up to 3,000,000 shares of our common stock pursuant to the call option described in this prospectus.
      This prospectus provides you with a general description of the convertible senior notes that we may sell and the common stock that may be sold from time to time by Gary L. West and Mary E. West. Each time securities are offered, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”
      We and the selling stockholders are not, and any underwriters and dealers are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
      You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, results of operations and financial condition may have changed since that date.
      References in this prospectus to “West,” “we,” “our,” “us” and the “Company” refer to West Corporation and its consolidated subsidiaries, unless otherwise stated or the context otherwise requires. We refer to the convertible senior notes and the common stock that may be issued under the terms of this prospectus as the “securities.” When we refer to the “prospectus supplement,” we mean the applicable prospectus supplement describing the specific terms of a security that will accompany this prospectus.
FORWARD-LOOKING STATEMENTS
      This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. These forward-looking statements include estimates regarding:

•	future growth or performance of the markets in which we operate;

•	our future revenue;

•	revenue from our purchased portfolio receivables;

•	the adequacy of our available capital for future capital requirements;

•	our future contractual obligations;

•	our purchases of portfolio receivables;

•	our capital expenditures;

•	the impact of foreign currency fluctuations;

•	the impact of pending litigation;

•	the impact of changes in interest rates; and

•	the impact of changes in government regulation and related litigation.

ii

      Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks discussed in the documents incorporated by reference in this prospectus.
      All forward-looking statements included in this prospectus and the documents incorporated by reference in this prospectus are based on information available to us on the date hereof or, in the case of the documents incorporated by reference in this prospectus, as of the date of such document. We assume no obligation to update any forward-looking statements.

iii

THE COMPANY
      We provide business process outsourcing services in three segments:

•	communication services, including dedicated agent, shared agent, automated and business-to-business services;

•	conferencing services, including reservationless, operator-assisted, web and video conferencing; and

•	receivables management, including contingent/third-party, government, first-party and commercial collections, and the purchase of portfolios of receivables for collection.

      Each of these services capitalizes on our core competencies of managing technology, telephony and human capital. Many of the nation’s leading enterprises trust us to manage their customer contacts and communication transactions. These enterprises choose us for our outstanding service quality and our ability to efficiently and cost-effectively process high volume, complex voice transactions.
      Our principal executive offices are located at 11808 Miracle Hills Drive, Omaha, Nebraska 68154. Our telephone number is (402) 963-1200, and our website address is www.west.com. We have not incorporated by reference into this prospectus the information included on, or that can be accessed through, our website, and you should not consider it to be part of this prospectus.
USE OF PROCEEDS
      Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the convertible senior notes to repay a portion of our outstanding indebtedness under our revolving credit facility, to pay for the call option described in this prospectus and for other general corporate purposes. The precise amounts and timing of the application of proceeds along with the interest rate and maturities of any outstanding indebtedness to be repaid will be as described in the applicable prospectus supplement and will depend on various factors existing at the time of offering of the securities.
      The selling stockholders will receive all of the proceeds from the sales of the shares of common stock offered by them. We will not receive any proceeds from the sales of the shares of common stock offered by the selling stockholders.
RATIO OF EARNINGS TO FIXED CHARGES
      The ratios of our earnings to fixed charges for the periods indicated are as follows:

	Six Months
	Ended June 30,	Year Ended December 31,

	2005	2004		2003		2002		2001		2000

Ratio of Earnings to Fixed Charges	12.5x	11.9	x	13.4	x	18.9	x	22.0	x	21.7	x
      The computation of earnings to fixed charges is based on the applicable amounts for us and our subsidiaries on a consolidated basis. For purposes of computing these ratios, earnings consist of net income plus income taxes and fixed charges. Fixed charges consist of interest charges and the estimated interest component of rental charges.

SELLING STOCKHOLDERS
      The following table sets forth, as of August 22, 2005:

•	the name of each selling stockholder;

•	the number of shares and the percentage of shares beneficially owned by each selling stockholder;

•	the maximum number of shares that may be offered in one or more underwritten offerings by each selling stockholder; and

•	the number of shares and the percentage of shares to be beneficially owned by each selling stockholder after the sale of all shares in one or more underwritten offerings.
      The selling stockholders may offer and sell, from time to time, some or all of the shares covered by this prospectus. The actual number of shares, if any, to be offered by each selling stockholder and the number of shares and the percentage of shares to be beneficially owned by each selling stockholder following such offering will be disclosed in an applicable prospectus supplement. We have registered the shares covered by this prospectus for offer and sale by the selling stockholders so that those shares may be freely sold to the public by them. Registration of the shares covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold.

Shares Beneficially Owned
			Maximum	After Sale of Maximum
			Number of Shares	Number of Shares of Common
			of Common Stock	Stock to be Sold in
	Shares Beneficially Owned		to be Sold in	Underwritten Offerings (1)
Name and Address of Beneficial			Underwritten
Owners	Number	Percentage(2)	Offerings (1)	Number	Percentage(2)

Gary L. West(3)(4)	45,462,363	65.6%	10,000,000	35,462,363	51.2%
Mary E. West(3)(5)	45,462,363	65.6%	10,000,000	35,462,363	51.2%

(1)	In addition to the 10,000,000 shares that may be sold in one or more underwritten offerings, the selling stockholders may sell up to 3,000,000 shares pursuant to the call option described in this prospectus. If the selling stockholders sell all of these shares in addition to the 10,000,000 shares that may be sold in one or more underwritten offerings, the selling stockholders would beneficially own 32,462,363 shares, representing approximately 46.8% of our outstanding shares of common stock.

(2)	Based on 69,324,156 shares of our common stock outstanding as of August 22, 2005.

(3)	Gary and Mary West are husband and wife. Shares held by Gary and Mary West are held in joint tenancy with right of survivorship. Voting power of these shares is shared between them. The address for Gary and Mary West is c/o West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154.

(4)	Gary L. West is the Chairman of our Board of Directors.

(5)	Mary E. West is the Vice Chair of our Board of Directors and our Secretary.

DESCRIPTION OF NOTES
      This prospectus describes the general terms and provisions of the convertible senior notes we may offer from time to time under this prospectus. When we offer to sell this series of convertible senior notes, we will describe the specific terms of the convertible senior notes in a supplement to this prospectus. We may offer under this prospectus up to $150,000,000 aggregate principal amount of convertible senior notes.
      The convertible senior notes will be issued under an indenture between us and the trustee named in the prospectus supplement. The following description of the convertible senior notes is subject to the detailed provisions of a form of indenture which will be filed as an exhibit to the registration statement and which, upon such filing, will be incorporated by reference in this prospectus. You should read the indenture for provisions that may be important to you. The following description will be supplemented by the more specific terms in a prospectus supplement. References in this section to “West,” “we,” “our,” “us” and the “Company” refer to West Corporation and not to any of its subsidiaries unless otherwise stated or the context otherwise requires.
General
      The convertible senior notes will be:

•	our general unsecured obligations;

•	pari passu in right of payment with all of our existing and future senior debt;

•	effectively subordinated to all liabilities and other obligations of our subsidiaries, including indebtedness and trade payables; and

•	effectively subordinated to all of our secured indebtedness to the extent of the assets securing such indebtedness.
      Unless we provide otherwise in the applicable prospectus supplement, the convertible senior notes will mature approximately three years from the date of issuance, unless earlier converted or purchased by us at the holders’ option upon a fundamental change as described below. The convertible senior notes will be issued only in denominations of $1,000 or in integral multiples of $1,000 in excess thereof.
      Unless we provide otherwise in the applicable prospectus supplement, neither we nor our subsidiaries will be restricted from paying dividends, incurring debt, or issuing or repurchasing our securities under the indenture. In addition, there will be no financial covenants in the indenture.
Payment of Interest and Exchange
      The convertible senior notes will bear interest at a specified annual rate commencing on the date of issuance. Interest will be payable semiannually, subject to limited exceptions if the convertible senior notes are converted or purchased prior to the interest payment date. We will not pay accrued and unpaid interest on any senior convertible notes that are converted.
      We will maintain an office in New York, New York where the convertible senior notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee specified in the applicable prospectus supplement.
Consolidation, Merger and Sale of Assets
      Unless we provide otherwise in the applicable prospectus supplement, we may not consolidate with or merge into any person in a transaction in which we are not the surviving person or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

•	the successor person is a corporation organized under the laws of the United States, any state of the United States or the District of Columbia and such person assumes our obligations on the senior convertible notes and under the indenture;

•	no event of default will have occurred and be continuing immediately after giving effect to the transaction; and

•	other conditions specified in the indenture are met.
Events of Default
      Unless we provide otherwise in the applicable prospectus supplement, “event of default” means, with respect to the convertible senior notes, any of the following:

•	we fail to pay principal on any convertible senior note when due, whether at maturity or otherwise;

•	we fail to pay any interest on any convertible senior note when due if such failure continues for a specified number of days set forth in the applicable prospectus supplement;

•	we fail to perform any other agreement required of us in the indenture if such failure continues for a specified number of days set forth in the applicable prospectus supplement, after notice is given in accordance with the indenture;

•	we fail to provide timely notice of a fundamental change, if required by the indenture, if such failure continues for a specified number of days, set forth in the applicable prospectus supplement, after notice of our failure to do so;

•	any indebtedness for money borrowed by us or one of our subsidiaries in an aggregate outstanding principal amount in excess of amounts specified in the applicable prospectus supplement is not paid at final maturity or upon acceleration and such indebtedness is not discharged, or such acceleration is not cured or rescinded, within a specified number of days, set forth in the applicable prospectus supplement, after written notice as provided in the indenture;

•	failure by us or any of our subsidiaries to pay final and non-appealable judgments entered by one or more courts of competent jurisdiction, the aggregate uninsured portion of which is equal to or exceeds the specified amount set forth in the applicable prospectus supplement, if the judgments are not paid, discharged or stayed within a specified number of days set forth in the applicable prospectus supplement; and

•	certain events of bankruptcy, insolvency or reorganization of us.
If an event of default, other than an event of default described in the last bullet above, occurs and is continuing, holders of convertible senior notes or the trustee may, in accordance with the notice provisions of the indenture, accelerate our obligations under the convertible senior notes such that the principal amount of the convertible senior notes would become immediately due and payable. If an event of default described in the last bullet above occurs, the principal amount of the convertible senior notes will automatically become due and payable.
Meetings, Modification and Waiver
      The indenture will contain provisions for convening meetings of the holders of convertible senior notes to consider matters affecting their interests.
      Unless we provide otherwise in the applicable prospectus supplement, we and the trustee may generally amend or supplement the indenture or the convertible senior notes with the consent of the holders of a majority in aggregate principal amount of the outstanding convertible senior notes. Under specified circumstances, we and the trustee may amend or supplement the indenture or the convertible senior notes without the consent of the holders of the convertible senior notes. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding convertible senior note if such amendment, supplement or waiver would modify specified terms of the convertible senior notes or impair specified rights of convertible senior note holders, subject to specified exceptions. In addition, the holders of a majority in aggregate principal amount of the outstanding convertible senior notes may waive our compliance with certain provisions of the indenture without notice to the convertible senior note holders.
Conversion of Convertible Senior Notes
      The convertible senior notes will be convertible into cash and, under certain circumstances, shares of our common stock, at a conversion rate to be specified in the applicable prospectus supplement relating to any offering of the convertible senior notes. The conversion rate will be subject to the anti-dilution adjustments specified in the applicable prospectus supplement.
      The convertible senior notes may be surrendered for conversion prior to the maturity of the convertible senior notes based on the applicable conversion rate under the circumstances to be specified in the applicable prospectus supplement.
Conversion Consideration
      Unless we provide otherwise in the applicable prospectus supplement, we will satisfy our obligations upon any conversion of the convertible senior notes on a net share settlement basis. This means that, upon surrender of convertible senior notes for conversion, the consideration payable in respect of each $1,000 principal amount of convertible senior notes will consist of:

•	cash in the amount equal to the lesser of:

•	the principal amount of the convertible senior note, or

•	the conversion value; and

•	to the extent the conversion value exceeds $1,000, a number of shares of our common stock equal in value to the excess of the conversion value over $1,000, calculated pursuant to the terms of the applicable prospectus supplement or the cash value thereof.
      Unless we provide otherwise in the applicable prospectus supplement, the conversion value will be equal to the applicable conversion rate multiplied by the average of the closing sale prices of our common stock for a specified number of consecutive trading days in the applicable conversion reference period which will be set forth in the applicable prospectus supplement.
      Upon conversion of the convertible senior notes in connection with specified fundamental changes, we will be required to increase the conversion rate for the convertible senior notes surrendered for conversion by a number of additional shares of common stock to be specified in the applicable prospectus supplement, subject to certain exceptions to be set forth in the applicable prospectus supplement.
Conversion Procedures
      Unless we provide otherwise in the applicable prospectus supplement, the convertible senior notes may be converted by delivering an irrevocable conversion notice, together with:

•	the certificated security and, if applicable, appropriate endorsements and transfer documents, or

•	beneficial interests in a global note in compliance with the applicable procedures of The Depository Trust Company, or DTC, in each case together with payment of any transfer or similar taxes and, if the convertible senior notes are converted between a record date and the related interest payment date, funds equal to the interest payable on the next interest payment date to the conversion agent.
Redemption
      Unless we provide otherwise in the applicable prospectus supplement, the convertible senior notes will not be redeemable by us.

Repurchase at the Option of the Holder Upon a Fundamental Change
      Unless we provide otherwise in the applicable prospectus supplement, we will be required to repurchase the convertible senior notes upon the occurrence of specified fundamental changes for a purchase price in cash equal to 100% of the principal amount of the convertible senior notes to be purchased plus accrued and unpaid interest, if any, up to (but not including) the repurchase date.
      Unless we provide otherwise in the applicable prospectus supplement, subject to specified exceptions, a fundamental change will occur:

•	if our common stock ceases to be traded on an established trading market or listed on a national securities exchange in the United States;

•	upon a change of control; or

•	upon a merger, consolidation, or transfer of all or substantially all of our assets.
      Unless we provide otherwise in the applicable prospectus supplement, holders of the convertible senior notes will not be protected under the indenture in the event of a highly leveraged transaction or a change of control except to the extent described above.
Satisfaction and Discharge
      We may discharge our obligations under the indenture while the convertible senior notes remain outstanding if all outstanding convertible senior notes have or will become due and payable at their scheduled maturity within one year, subject to specified conditions and exceptions.
Transfer and Exchange
      We will initially appoint the trustee as the security registrar, paying agent and conversion agent for the convertible senior notes.
Purchase and Cancellation
      All convertible senior notes surrendered for payment, registration of transfer or exchange or conversion will, if surrendered to any person other than the trustee, be delivered to the trustee. All convertible senior notes delivered to the trustee will be cancelled promptly by the trustee. No convertible senior notes will be authenticated in exchange for any convertible senior notes cancelled as provided in the indenture.
      We may, to the extent permitted by law, purchase convertible senior notes in the open market or by tender offer at any price or by private agreement.
Replacement of Convertible Senior Notes
      We will replace mutilated, destroyed, stolen or lost convertible senior notes at your expense upon delivery to the trustee of the mutilated convertible senior notes, or evidence of the loss, theft or destruction of the convertible senior notes satisfactory to us and the trustee.
Calculations in Respect of the Convertible Senior Notes
      We will be responsible for making many of the calculations called for under the convertible senior notes.
Governing Law
      The indenture and the convertible senior notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Delivery and Form
      We will initially issue the convertible senior notes in the form of one or more global securities. The global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Subject to specified exceptions, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Convertible senior notes in definitive certificated form will be issued only in certain limited specified circumstances.
Convertible Senior Note Hedge and Call Option
      Concurrently with the offering of the convertible senior notes, we intend to purchase a call option from Goldman, Sachs & Co. (or one of its affiliates), or Goldman Sachs, for the purchase of the shares of common stock deliverable by us upon any conversion of the convertible senior notes. It is also expected that Goldman Sachs will purchase a separate call option from the selling stockholders for purchases by Goldman Sachs of up to approximately 3,000,000 shares of common stock, the number of shares of common stock that would underlie the convertible senior notes. In connection with hedging the call options, Goldman Sachs may, from time to time, engage in short sales and purchases of our common stock, which transactions may affect the trading price of our common stock. The material terms of the convertible senior note hedge and the call options will be as set forth in the applicable prospectus supplement.
DESCRIPTION OF CAPITAL STOCK
General
      Our authorized capital stock consists of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of August 22, 2005, there were 69,324,156 shares of common stock outstanding held of record by 59 persons, and no shares of preferred stock were outstanding.
Common Stock
      Holders of common stock are entitled to one vote per share in all matters voted on by our stockholders and do not have cumulative voting rights. Subject to preferences that any preferred stock may have, holders of common stock are entitled to receive ratably any dividends that our Board of Directors may declare out of funds legally available for dividends. In the event of a liquidation, dissolution or winding up of West, holders of common stock are entitled to share ratably in all assets remaining after payment of our liabilities and the liquidation preference of any outstanding preferred stock. All of our outstanding shares of common stock are fully paid and non-assessable. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any preferred stock which we issue in the future.
Preferred Stock
      Our Board of Directors has the authority, without any vote by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series with whatever rights, preferences and other terms as our Board of Directors may determine. These other terms include the number of shares, dividend rates, redemption provisions, liquidation preferences, sinking fund provisions, conversion rights and voting rights. Although we cannot predict how any issuance of preferred stock might affect the holders of our common stock, the terms of any new preferred stock may:

•	restrict common stock dividends if preferred stock dividends have not been paid;

•	dilute the voting power and equity interest of holders of common stock; or

•	prevent current holders of common stock from participating in the distribution of our assets upon liquidation, or reduce the amount they receive.
      In addition, the issuance of preferred stock may have the effect of discouraging a change in control by, for example, granting holders of preferred stock approval rights over any amendment to our restated certificate of incorporation or any reorganization, consolidation, merger or other similar transaction involving our company. As a result, the issuance of preferred stock may discourage bids for our common stock at a premium over its market price, and could have a material adverse effect on the market value of our common stock. Our Board of Directors does not presently intend to issue any shares of preferred stock.
Limitations on Directors’ Liability
      Our restated certificate of incorporation and by-laws limit the liability of directors to the maximum extent permitted by Delaware law, including providing for the mandatory advancement of expenses if certain conditions are met. Our restated certificate of incorporation provides that our directors will not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	the unlawful payment of a dividend or an unlawful stock purchase or redemption; or

•	any transaction from which the director derives an improper personal benefit.
      This provision of our restated certificate of incorporation has no effect on the availability of equitable remedies such as injunction or rescission.
      These provisions will not limit liability under state or federal securities laws. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.
Restated Certificate of Incorporation and By-law Provisions Affecting Change of Control
      Our restated certificate of incorporation and by-laws include provisions which are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors. These provisions also may have the effect of delaying, deterring or preventing a future takeover or change of control unless the takeover or change of control is approved by our Board of Directors. These provisions may also make the removal of the directors and management more difficult. Our restated certificate of incorporation provides that our Board of Directors is divided into three classes serving staggered three-year terms. Our by-laws include restrictions on who may call a special meeting of stockholders. The by-laws also contain an advance notice procedure with regard to the nomination of candidates for election as director and to place matters on the agenda for consideration at stockholder meetings.
Section 203 of the Delaware General Corporation Law
      Section 203 of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an interested stockholder. An interested stockholder is a person who, together with any affiliates or associates, beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock shares of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder, unless:

•	the business combination is approved by the corporation’s board of directors prior to the date the interested stockholder becomes an interested stockholder;

•	the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder; or

•	the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
      For this purpose, business combinations include mergers, consolidations, sales or other dispositions of assets having an aggregate value of 10% or greater of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholders’ proportionate share ownership in the corporation.
Transfer Agent and Registrar
      The Transfer Agent and Registrar of our common stock is Computershare Limited.
PLAN OF DISTRIBUTION
      We and the selling stockholders may sell the securities covered by this prospectus to or through underwriters or dealers.
      The prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters and the amounts of securities underwritten or purchased by each of them;

•	in fixed price offerings, the initial price to public of the securities and the proceeds to us or the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.
      Any initial price to public and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
      Underwriters or third parties may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.
Derivative Transactions
      We and the selling stockholders may enter into derivative transactions with third parties, including the call options described in this prospectus, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement pursuant to this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities received from us or the selling stockholders in settlement of those derivatives to close out any related open borrowings of securities. We and the selling stockholders may also lend or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.
Market Making, Stabilization and Other Transactions
      Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue of securities with no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we or the selling stockholders use in the sale of offered securities may make a market in such securities but will not be obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.
      Any underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by any underwriters of a greater number of securities than they are required to purchase in any offering. Stabilizing transactions consist of various bids for or purchases of securities made by any underwriters in the open market prior to the completion of any offering. Purchases to cover positions created by short sales involve purchases of the securities in the open market after a distribution has been completed in order to cover syndicate short positions.
      Any underwriters may also impose a penalty bid. This occurs when a syndicate member repays to the underwriters a portion of the underwriting discount received by it because the syndicate has repurchased securities sold by or for the account of such syndicate member in stabilizing or short covering transactions.
      Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the securities, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time.
General Information
      Underwriters and other third parties described above may be entitled to indemnification by us and the selling stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters may be required to make in respect thereof.
      Underwriters and such other third parties may include Goldman, Sachs & Co. or its affiliates.
      Underwriters, dealers, their affiliates or third parties may be customers of, engage in transactions with or perform services for us or the selling stockholders, in the ordinary course of business.
LEGAL MATTERS
      Certain legal matters in connection with the offering of the securities being offered in this prospectus will be passed upon for us by Sidley Austin Brown & Wood LLP, Chicago, Illinois. Certain matters will be passed on for any underwriters by Latham & Watkins LLP, Chicago, Illinois.
EXPERTS
      The financial statements, the related financial statement schedule and management’s report on the effectiveness of internal control over financial reporting, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
      With respect to the unaudited interim financial information for the periods ended March 31, 2005 and 2004 and June 30, 2005 and 2004 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available at the offices of the National Association of Securities Dealers, Inc., in Washington, D.C.
      We make available free of charge through our website, which you can find at www.west.com, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports filed or furnished by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.
      This prospectus does not contain all the information contained in the registration statement on Form S-3 filed by us for this offering. You should refer to the registration statement for further information about us and the selling stockholders. The full registration statement can be obtained from the SEC as indicated above, or from us. Statements in this prospectus concerning the terms of documents are necessarily summaries of those documents, and are qualified in their entirety by reference to the actual document filed with the SEC.
INCORPORATION OF DOCUMENTS BY REFERENCE
      The SEC allows us to incorporate by reference the information we file with them, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until we and the selling stockholders sell all of the securities; provided that this prospectus will not incorporate any information we may furnish to the SEC under Item 2.02 or Item 7.01 of Form 8-K:

•	Annual report on Form 10-K for the fiscal year ended December 31, 2004 (as amended by the Form 10-K/A that we filed with the SEC on April 29, 2005);

•	Quarterly reports on Form 10-Q for the quarters ended March 31, 2005 (as amended by the Form 10-Q/ A that we filed with the SEC on August 9, 2005) and June 30, 2005;

•	Current reports on Form 8-K filed with the SEC on February 16, 2005, May 11, 2005 and June 9, 2005; and

•	Description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on November 21, 1996.
      You may request a copy of the documents incorporated by reference in this prospectus at no cost through our website (www.west.com) as soon as reasonably practicable after we electronically file the material with the SEC, or by writing or telephoning us at the following address:

Vice President — Investor Relations
West Corporation
11808 Miracle Hills Drive
Omaha, Nebraska 68154
(402) 963-1200

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution
      The following table sets forth the fees and expenses payable in connection with this offering, other than underwriting discounts and commissions. Except as otherwise indicated below, all amounts shown are payable by West Corporation. All the amounts shown are estimates, except the SEC registration fee:

Item	Amount

Securities and Exchange Commission registration fee(1)	$78,125
Accounting fees and expenses	150,000
Legal fees and expenses of West Corporation	400,000
Legal fees and expenses of the selling stockholders(2)	200,000
Transfer agent, depositary and trustee fees	10,000
Printing expenses	50,000
Miscellaneous expenses	11,875

Total	$900,000

(1)	$60,470 of this fee was reimbursed to the Company by Gary L. West and Mary E. West.

(2)	Up to $15,000 of the legal fees of Gary L. West and Mary E. West will be paid by West Corporation, with the remainder being paid by Gary L. West and Mary E. West.

Item 15.	Indemnification of Directors and Officers
      Generally, Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, permits a corporation to indemnify certain persons made a party to an action by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. To the extent that person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful, that person shall be indemnified against expenses actually and reasonably incurred by him. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which that person was adjudged liable unless and only to the extent that the Delaware Court or Chancery or the court in which the action was brought determines that despite the adjudication of liability that person is fairly and reasonably entitled to indemnify for proper expenses.
      Our by-laws provide for indemnification of our directors and officers to the fullest extent permitted by law, including providing for the mandatory advancement of expenses if certain conditions are met. Section 102(b)(7) of the DGCL enables a Delaware corporation to include a provision in its certificate of incorporation limiting a director’s liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. We have adopted a provision in our restated certificate of incorporation that provides for such limitation to the full extent permitted under Delaware Law.
      Our directors and officers are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended, which might be incurred by them in such capacities and against which we may not indemnify them.

Item 16.	Exhibits

Exhibit
Number		Description of Exhibit

1	.1*	Form of Underwriting Agreement.
3.1		Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 99.02 to the registrant’s current report on Form 8-K filed with the SEC on December 29, 2000).
3.2		Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.01 to the registrant’s current report on Form 8-K filed with the SEC on February 16, 2005).
4.1		Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.01 to the Registration Statement on Form S-1 filed with the SEC on October 11, 1996).
4.2		Form of Indenture.
4.3		Form of Convertible Senior Note (included in Exhibit 4.2).
5.1		Opinion of Sidley Austin Brown & Wood LLP.
12	.1**	Statement of Computation of Ratios of Earnings to Fixed Charges.
15.1		Letter from Deloitte & Touche LLP regarding unaudited interim financial information.
23.1		Consent of Deloitte & Touche LLP.
23.2		Consent of Sidley Austin Brown & Wood LLP (to be included in Exhibit 5.1).
24	.1**	Power of Attorney.
25	.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the trustee under the Indenture.

*	To be filed by post-effective amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934, as amended, and incorporated by reference in this registration statement.

**	Previously filed.

Item 17.	Undertakings
      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or

Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(6) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Omaha, state of Nebraska, on September 22, 2005.

West Corporation

By:	/s/ Thomas B. Barker

Thomas B. Barker
Chief Executive Officer
(Principal Executive Officer)
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on September 22, 2005.

Name and Signatures	Title

/s/ Thomas B. Barker Thomas B. Barker	Chief Executive Officer and Director (Principal Executive Officer)

* Paul M. Mendlik	Chief Financial Officer and Treasurer, Executive Vice President — Finance (Principal Financial and Accounting Officer)

* Gary L. West	Chairman of the Board and Director

* Mary E. West	Vice Chair of the Board, Secretary and Director

* William E. Fisher	Director

Name and Signatures		Title

* George H. Krauss		Director

* Greg T. Sloma		Director

*By:	/s/ Thomas B. Barker Thomas B. Barker Attorney-in-Fact

INDEX OF EXHIBITS

Exhibit
Number		Description of Exhibit

1	.1*	Form of Underwriting Agreement.
3.1		Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 99.02 to the registrant’s current report on Form 8-K filed with the SEC on December 29, 2000).
3.2		Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.01 to the registrant’s current report on Form 8-K filed with the SEC on February 16, 2005).
4.1		Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.01 to the Registration Statement on Form S-1 filed with the SEC on October 11, 1996).
4.2		Form of Indenture.
4.3		Form of Convertible Senior Note (included in Exhibit 4.2).
5.1		Opinion of Sidley Austin Brown & Wood LLP.
12	.1**	Statement of Computation of Ratios of Earnings to Fixed Charges.
15.1		Letter from Deloitte & Touche LLP regarding unaudited interim financial information.
23.1		Consent of Deloitte & Touche LLP.
23.2		Consent of Sidley Austin Brown & Wood LLP (included in Exhibit 5.1).
24	.1**	Power of Attorney.
25	.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the trustee under the Indenture.

*	To be filed by post-effective amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934, as amended, and incorporated by reference in this registration statement.

**	Previously filed.